{SUMMIT BANCORP LOGO]

                                                 301 Carnegie Center
                                                 P.O. Box 2066
                                                 Princeton, NJ 08543-2066
                                                 Phone (609) 987-3200

                        NewsNewsNewsNewsNewsNewsNewsNews

                               RELEASE: Immediate

                               CONTACT: At Summit Bancorp:
                                        C. Scott Rombach, SVP
                                        Corporate Communications
                                        (609) 987-3350

                                        At Central Jersey Financial Corporation:
                                        L. Doris Fritsch, Chairman & CEO
                                        (908) 254-6600

        SUMMIT BANCORP TO ACQUIRE CENTRAL JERSEY FINANCIAL CORPORATION;
                  GAINS NO. 1 MARKET SHARE IN MIDDLESEX COUNTY

PRINCETON, NJ, May 22, 1996 -- Summit Bancorp (NYSE: SUB) and Central Jersey Financial Corporation (NASDAQ: CJFC) jointly announced today that they have entered into a definitive merger agreement in which Summit will acquire Central Jersey, in a tax-free exchange of stock. Central Jersey which operates Central Jersey Savings Bank, SLA, is headquartered in East Brunswick, New Jersey. It has $468 million in assets and operates six community branches in Middlesex County.

Summit Bancorp will improve its market share position to number one in Middlesex County among full-service banks. Middlesex is the 65th ranked county in the nation in per capita income, and ranks eighth in New Jersey.

T. Joseph Semrod, Summit chairman and chief executive officer, said, "In-market acquisitions of quality institutions like Central Jersey are important to our strategy of improving our competitive position in key markets. We look forward to enhancing our presence and service to Middlesex County's 5,000 businesses and more than 250,000 households."

L. Doris Fritsch, Central Jersey chairman and chief executive officer, said, "Summit has a fine reputation in our market area and the resources to bring innovative products and services to our customers, as well as expanded opportunities for our employees."

                                   -more-

The agreement contemplates that each share of Central Jersey common stock will be exchanged for 0.875 shares of Summit common stock.* Summit Bancorp will receive an option to purchase up to 19.9 percent of Central Jersey's common stock if certain conditions occur.

Based on Summit's closing stock price last night of $38.625, this transaction is valued at approximately $90 million, or $33.80 for each Central Jersey share. Central Jersey had 2.67 million common shares outstanding on March 31, 1996.

Additionally, the agreement allows for Central Jersey to declare quarterly common stock dividends until the closing date up to the equivalent common stock dividend rate declared by Summit Bancorp.

The transaction is expected to be completed in the fourth quarter of 1996, subject to the approval of Central Jersey shareholders, regulatory approvals, and the market price of Summit Bancorp.

Summit Bancorp currently expects to repurchase from time to time in the open market outstanding Summit Bancorp shares in a number equal to the approximate amount of common shares to be issued in the acquisition. The number of common shares to be repurchased will depend on market conditions and other factors.

Summit Bancorp, headquartered in Princeton, is New Jersey's largest bank with $22 billion in assets and $18 billion in deposits. The company serves more than one million customers with a network of 361 full-service community branches and more than 460 automated teller machines. Summit's major businesses include consumer banking, commercial banking, mortgage banking, private banking and investment management.

*ADDITIONAL PRICING INFORMATION

Under terms of the agreement approved by the directors of both companies, each Central Jersey common share would be exchanged for 0.875 shares of Summit common stock if the average price of Summit common stock over a pricing period is equal to or greater than $32.57.

If the average price of Summit common stock is less than $32.57 but equal to or greater than $28.75, Central Jersey has the right to terminate the agreement unless Summit increases the exchange ratio to equal the quotient obtained by dividing $28.50 by the average price.

If the average price of Summit common stock is less than $28.75, then Central Jersey shall have the right to terminate the agreement.